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FORM OF
SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY ADDITIONAL GUARANTORS

    SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of            , among [            ] (together, the "Guaranteeing Subsidiaries"), Univision Communications Inc., a Delaware corporation (the "Corporation"), and The Bank of New York, as trustee under the indenture referred to below (the "Trustee").

WITNESSETH

    WHEREAS, the Corporation has heretofore executed and delivered to the Trustee an indenture, dated as of July 18, 2001, as supplemented by that certain Officers' Certificate, dated as of July 18, 2001 (together, the "Indenture"), providing for the issuance of an aggregate principal amount of up to $500,000,000 of 7.85% Senior Notes due 2011 of the Corporation (the "Notes");

    WHEREAS, the Indenture provides that the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Corporation's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Note Guarantee"); and

    WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

    NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

    1.  CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

    2.  AGREEMENT TO GUARANTEE.  The Guaranteeing Subsidiaries hereby agree that, with respect to the Notes only, the provisions of the Indenture, including but not limited to Article XIV, shall apply to the Guaranteeing Subsidiaries.

    3.  RELEASES.

    (a) In the event that any Guaranteeing Subsidiary is no longer a guarantor of any of the Corporation's Credit Facilities, such as Guaranteeing Subsidiary, on a date selected by the Corporation or such Guaranteeing Subsidiary, shall be unconditionally released from all of its obligations under its Note Guarantee.

    (b) Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture.

    4.  NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

    5.  COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

    6.  EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

    7.  THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Corporation.

[Signature Pages Follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:	[Guarantor]
	By:	Name: Title:
[Guarantor]
	By:	Name: Title:
UNIVISION COMMUNICATIONS INC.
	By:	Name: Title:
THE BANK OF NEW YORK, as TRUSTEE
	By:	Authorized Signatory

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FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY ADDITIONAL GUARANTORS
WITNESSETH